As filed with the Securities and Exchange Commission on August 26, 2008

Registration No. 333-148142

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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PRE-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

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CAL DIVE INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	2500 CityWest Blvd., Suite 2200	61-1500501
(State or other jurisdiction of	Houston, Texas 77042	(I.R.S. Employer
incorporation or organization)	(713) 361-2600	Identification Number)
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

_________________________

Lisa M. Buchanan

2500 CityWest Blvd., Suite 2200

Houston, Texas 77042

(713) 361-2600

 (Name, address, including zip code, and telephone number,

including area code, of agent for service)

______________________

with a copy to:

Curtis R. Hearn

Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P.

201 St. Charles Avenue, Floor 51

New Orleans, Louisiana 70170

(504) 582-8308

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Approximate date of commencement of proposed sale to the public:  From time to time after the registration statement becomes effective as described in the prospectus.

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If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer. ☐	Accelerated filer. ☒
Non-accelerated filer. ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price(1)	Amount of registration fee (2)
Common Stock, $0.01 par value per share	61,506,691 shares	$12.84	$789,745,913	$24,246

(1)

Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low prices for the registrant’s common stock as reported on the New York Stock Exchange on December 17, 2007.

(2)

The registration fee of $24,246.00 was paid at the time of the initial filing of this registration statement on December 18, 2007.

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The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED AUGUST 26, 2008

The information in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Prospectus

Cal Dive International, Inc.

61,506,691 Shares

Common Stock

This prospectus relates to the offer and sale of 61,506,691 shares of our common stock by the selling stockholder named in the “Selling Stockholder” section of this prospectus. We will not receive proceeds from any sale of our common stock by the selling stockholder.

The selling stockholder may offer shares of our common stock from time to time in a number of different ways and at varying prices. For more information on possible methods of offer and sale by the selling stockholder, we refer you to the section of this prospectus entitled “Plan of Distribution.” We do not know which method, in what amount, or at what time or times the selling stockholder may sell the shares covered by this prospectus.

The information in this prospectus is accurate as of the date on the front cover. Information incorporated by reference into this prospectus is accurate as of the date of the document from which the information is incorporated. You should not assume that information contained in this prospectus is accurate as of any other date.

Our common stock is listed on the New York Stock Exchange under the symbol “DVR.”  On August 25, 2008, the last reported sale price for our common stock was $10.12 per share.

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An investment in our common stock involves certain risks.  See “Risk Factors” beginning on page 5 of this prospectus for a description of certain matters you should consider before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus.  Any representation to the contrary is a criminal offense.

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The date of this prospectus is             , 2008.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus and in some of the documents that are incorporated by reference in this prospectus are forward-looking statements expressing our views of possible future developments. Statements that are not historical facts are forward-looking statements. These statements are based on the beliefs and assumptions of our management and on information currently available to us. Forward-looking statements are sometimes identified by our use of forward-looking words like “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “will,” “plan” and similar expressions.

Forward-looking statements are not guarantees of future performance. Our future results and stockholder value are subject to risks and uncertainties and may differ significantly from those expressed in or implied by the forward-looking statements contained in this prospectus and in the information incorporated in this prospectus. Many of the factors that will determine our future performance are beyond our ability to control or predict. We caution you that a number of important factors could cause our future results to be very different and less favorable than those expressed in or implied by any forward-looking statement. These factors include, but are not limited to, those discussed in “Risk Factors” beginning on page 5.

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ABOUT THIS PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We and the selling stockholder have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus or any prospectus supplement. Neither we nor the selling stockholder are making an offer of these securities in any state where the offer is not permitted.

You should assume that the information appearing in this prospectus, any prospectus supplement or any document incorporated by reference is accurate only as of the date of the applicable documents, regardless of the time of delivery of this prospectus or any sale of securities. Our business, financial condition, results of operations and prospects may have changed since that date.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, utilizing a “shelf” registration process. The selling stockholder named in this prospectus may sell from time to time a total of up to 61,506,691 shares of our common stock under this shelf registration statement.

References in this prospectus to “Cal Dive,” the “registrant,” “us,” “we,” “our,” or the “Company” refers to Cal Dive International, Inc. References in this prospectus to “Helix,” or the “selling stockholder” refer to Helix Energy Solutions Group, Inc., which owns approximately 58.1% of our common stock. Prior to our initial public offering in December 2006, we were a wholly-owned subsidiary of Helix.  The phrase “this prospectus” refers to this prospectus and any applicable prospectus supplement and the documents incorporated by reference in this prospectus, unless the context otherwise requires.

PROSPECTUS SUMMARY

This summary does not contain all of the information you should consider before buying shares or entering into any contract or agreement to buy shares in this offering.  You should read this entire prospectus carefully, including “Risk Factors,” and the documents incorporated by reference in this prospectus before making an investment decision.

Company Overview

Cal Dive International, Inc., headquartered in Houston, Texas, is a marine contractor that provides integrated offshore construction solutions to its customers, including manned diving, pipelay and pipe burial services, and platform installation and salvage services.  We provide these services to the offshore oil and natural gas industry on the Gulf of Mexico Outer Continental Shelf, or OCS, the Northeastern U.S., Latin America, the Middle East, Southeast Asia, the Mediterranean and Australia.

Prior to December 14, 2006, we were wholly-owned by Helix Energy Solutions Group, Inc. (“Helix”). On February 27, 2006, Helix announced a plan to transfer its shallow water marine contracting business into a separate company. As part of the plan, on December 11, 2006, Helix and its subsidiaries contributed and transferred to us all of the assets and liabilities associated with its shallow water marine contracting business.  On December 14, 2006, we issued, through an initial public offering, approximately 22.2 million shares of common stock representing approximately 27% of our outstanding common stock, which we listed on the New York Stock Exchange under the symbol “DVR.”  Following the contribution and transfer by Helix, we owned and operated a diversified fleet of 26 vessels, including 23 surface and saturation diving support vessels capable of operating in water depths of up to 1,000 feet, as well as three shallow water pipelay vessels.  As of August 15, 2008, Helix owned 61,506,691 shares of our common stock, representing approximately 58.1% of the total voting power of our common stock.

In December 2007, we acquired Horizon Offshore, Inc. (“Horizon”). In this transaction, each share of common stock of Horizon was converted into the right to receive $9.25 in cash and 0.625 shares of our common stock.  We issued an aggregate of approximately 20.3 million shares of common stock and paid approximately $300 million in cash to the former Horizon stockholders upon completion of the acquisition.  The cash portion of the merger consideration was paid from cash on hand and from borrowings of $375 million under our $675 million credit facility, which consists of a $375 million senior secured term loan and a $300 million senior secured revolving credit facility.

As of August 15, 2008, as a result of the Horizon acquisition in December 2007 and vessel divestitures during 2007 and 2008, we owned and operated a diversified fleet of 31 vessels, including 21 surface and saturation diving support vessels, six pipelay/pipebury barges, one dedicated pipebury barge, one combination derrick/pipelay barge and two derrick barges.

Our Services

Since 1975, we have provided essential marine contracting services in support of oil and natural gas infrastructure throughout the production lifecycle, including production platforms, risers, subsea production systems and pipelines, on the Gulf of Mexico OCS.  We believe that our fleet of diving support vessels is the largest and among the most technologically advanced in the world. Our customers include major and independent oil and natural gas producers, pipeline transmission companies and offshore engineering and construction firms.  Our services include saturation, surface and mixed gas diving, enabling us to provide a full complement of marine contracting services in water depths of up to 1,000 feet. We provide our saturation diving services in water depths of 200 to 1,000 feet through our fleet of nine saturation diving vessels and ten portable saturation diving systems, which we believe is the largest saturation diving support fleet in the world.  A number of these vessels have features such as dynamic positioning, or DP, hyperbaric rescue chambers, multi-chamber systems for split-level operations and moon pool deployment, which allow us to operate effectively in challenging offshore environments. We also provide surface and mixed gas diving services in water depths that are typically less than 300 feet through our 12 surface diving vessels.

The acquisition of Horizon significantly enhanced our pipelay and pipebury service capacity.  We now have six pipelay/pipebury barges which are able to install, bury and repair pipelines with an outside diameter (including concrete coating) of up to 39 inches.  These barges employ conventional S-lay technology that is appropriate for operating on the Gulf of Mexico OCS and the international areas where we currently operate. Conventional pipeline installation involves the sequential assembly of pipe segments through an assembly line of welding stations that run the length of the pipelay vessel. Welds are then inspected and coated on the deck of the pipelay barge. The pipe is then offloaded off the stern and into the water via a ramp that is referred to as a “stinger.” The ramp supports the pipe as it is submerged into the water and prevents over-stressing as the pipe curves into a horizontal position toward the sea floor. The barge is then moved forward by its anchor winches and the pipeline is laid on the sea floor. The suspended pipe forms an elongated “S” shape as it undergoes a second bend above the contact point.  Pipelay and pipe burial operations typically require extensive use of our diving services with divers regularly inspecting the pipeline while it is being laid to ensure that the ramp is providing proper support and that the pipeline is settling and being positioned correctly; therefore, we consider these services to be complementary.

The MMS requires pipelines installed on the Gulf of Mexico OCS in water depths of 200 feet or less to be buried at least three feet below the sea floor. Jet sleds towed behind pipelay/pipebury barges are used to bury pipelines on smaller pipe installation projects because they are less likely to damage the pipeline being laid or any existing pipelines that the pipeline may cross. Towed jet sleds use a high-pressure stream of air and water that is pumped from the barge to create a trench into which the pipe settles. For larger pipe burying projects, or where deeper trenching is required, we typically use our dedicated bury barge.

The Horizon acquisition also significantly enhanced our ability to provide platform installation and salvage services.  We now operate two derrick barges equipped with cranes designed to lift and place platforms, structures or equipment into position for installation. In addition, our derrick barges are used to disassemble and remove platforms and prepare them for salvage or refurbishment. Our two derrick barges have lift capacities of 1,000 tons, and 550-tons, respectively. We also have a 360-foot long and 100-foot wide combination derrick/pipelay vessel with a lift capacity of 1,200 tons, which we use to install up to 36” diameter pipe, and to install and remove offshore fixed platforms.

We believe the combination of the scheduling flexibility afforded by our large fleet, the wide range of capabilities of our assets and the advanced technical skills of our personnel distinguishes us from our competitors on the Gulf of Mexico OCS and makes us a leading services provider in this region. Furthermore, we believe that our superior operating capabilities, international experience, existing relationships with globally focused customers and proven acquisition expertise will allow us to achieve a similar leadership position in the other economically attractive international offshore markets in which we operate.

For Additional Information

Our principal executive offices are located at 2500 CityWest Blvd., Suite 2200, Houston, Texas 77042, and our telephone number at that address is (713) 361-2600. We maintain a website at www.caldive.com, where general information about us is available. We have not incorporated the contents of our website into this prospectus.

The Offering

Securities that may be offered by the selling stockholder	61,506,691 shares of our common stock. See “Selling Stockholder” beginning on page 14 of this prospectus.

Use of proceeds

All proceeds from the sale of shares of common stock under this prospectus will be for the account of the selling stockholder.  We will not receive any proceeds from the sale of our common stock offered pursuant to this prospectus. See “Use of Proceeds” beginning on page 14 of this prospectus.

New York Stock Exchange symbol	DVR

Risk factors	We recommend that you read the “Risk Factors” section, beginning on page 5 of this prospectus, to understand the risks associated with an investment in our common stock.

RISK FACTORS

You should carefully consider the following risk factors and all other information contained in this prospectus and the documents incorporated by reference when considering whether to purchase our common stock offered by this prospectus.  In addition to the following risk factors, we may also be affected in the future by additional risks and uncertainties not presently known to us or that we currently believe are immaterial.  If any of the events described in the following risks occur, our business, results of operations and financial condition could be materially and adversely affected.  In addition, the trading price of our common stock could decline due to any of the events described in these risks.

Risks Relating to the Acquisition of Horizon

We may face difficulties in achieving the expected benefits of the acquisition of Horizon.

The ongoing combination of our business with the former business of Horizon will be challenging, and we may not be able to realize fully the operating efficiencies, synergies, cost savings, or other benefits that we expect from the acquisition. In addition, the costs that we incur to achieve potential synergies, including our ability to amend, renegotiate, or terminate our and Horizon’s prior contractual commitments, may be greater than we expect. We also may suffer employee attrition, a loss of customers or suppliers, a reduction in our revenues, or an increase in our operating or other costs because of the acquisition.

We have higher levels of indebtedness as a result of the acquisition than either we or Horizon had before the acquisition, which could restrict our operations and impair our financial condition.

We borrowed a significant amount of cash to pay the cash portion of the Horizon merger consideration, and, as a result, we have more debt and higher interest expense than we and Horizon collectively had immediately before the merger. We entered into a $675 million five-year credit facility in connection with the merger which replaced our former $250 million revolving credit facility. As of June 30, 2008, we had approximately $344.5 million of long-term debt, including current maturities.

Our higher level of corporate debt may:

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reduce the availability of our cash flow or limit our ability to obtain additional financing on satisfactory terms to effectively fund our working capital requirements, capital expenditures, acquisitions, investments, and other general corporate requirements;

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increase our vulnerability to downturns in the general economy or industry;

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put us at a competitive disadvantage compared to those of our competitors who are not as leveraged;

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increase our exposure to rising interest rates because a material portion of our borrowings bear adjustable interest rates; and

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limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate.

If our cash flow and capital resources are not sufficient to service our debt obligations, we may be forced to reduce or delay our business activities and capital expenditures, sell assets, seek additional equity or debt capital, or restructure or refinance our debt. These measures might not be adequate to permit us to meet our scheduled debt service obligations. A default on these debt obligations could cause a default under our other debt instruments and materially impair our financial condition and liquidity.

Risks Relating to Our Business

Our business largely depends on offshore exploration, development and production activity in the oil and natural gas industry, which is currently at a historically high level and could decline in the future.

Our business is substantially dependent upon the condition of the oil and natural gas industry and, in particular, the willingness of oil and natural gas companies to make capital expenditures for offshore exploration, development and production operations. The level of capital expenditures generally depends on the prevailing views of future oil and natural gas prices, which are influenced by numerous factors, including but not limited to:

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changes in United States and international economic conditions, including reduced energy demand if there is a recession;

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demand for oil and natural gas, especially in the United States, China and India;

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worldwide political conditions, particularly in significant oil-producing regions such as the Middle East, West Africa and Latin America;

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actions taken by the Organization of Petroleum Exporting Countries, or OPEC;

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the availability and discovery rate of new oil and natural gas reserves in offshore areas;

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the rate of decline of existing and new oil and gas reserves;

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the cost of offshore exploration for, and production and transportation of, oil and natural gas;

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the ability of oil and natural gas companies to generate funds or otherwise obtain external capital for exploration, development, construction and production operations;

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the sale and expiration dates of offshore leases in the United States and overseas;

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technological advances affecting energy exploration, production, transportation and consumption;

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weather conditions;

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environmental or other government regulations both domestic and foreign;

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domestic and foreign tax policies; and

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the pace adopted by foreign governments for the exploration, development and production of their oil and gas reserves.

Oil and natural gas prices have been at historically high levels and recent capital spending levels may not be sustainable. A sustained period of low offshore drilling and production activity or the return of lower commodity prices or reduction in industry budgets could reduce demand for our services and would likely have a material adverse effect on our business, financial condition or results of operations.

Market conditions in the marine contracting industry are highly cyclical and subject to rapid change. Due to the short-term nature of most of our contracts, adverse changes in market conditions can have an immediate impact on our results of operations.

Historically, the marine contracting industry has been highly cyclical, with periods of high demand and high dayrates often followed by periods of low demand and low dayrates. Periods of low demand can result in vessels and diving systems being idle. We may be required to idle vessels or diving systems or reduce contract rates in response to market conditions in the future. On the Gulf of Mexico OCS, contracts are generally short-term, and oil and natural gas companies tend to respond quickly to changes in commodity prices. Due to the historical short-term nature of many of our contracts, changes in market conditions can have an immediate impact on our results of operations. In addition, customers generally have the right to terminate our contracts with little or no notice and without penalty. As a result of the cyclicality of our industry, our results of operations are subject to volatility.

Our business is concentrated on the Gulf of Mexico OCS, and the mature nature of this region could result in less exploration, development and production activities in the area, thereby reducing demand for our services.

The Gulf of Mexico OCS is a mature oil and natural gas production region that has experienced substantial exploration, development, construction and production activity for many years. Because a large number of oil and natural gas prospects in this region have already been drilled, additional prospects of sufficient size and quality could be more difficult to identify. Moreover, oil and natural gas companies may be unable to obtain the financing necessary to drill prospects in this region. The decrease in the size of oil and natural gas prospects, the decrease in production or the failure to obtain such financing may result in reduced exploration, development, construction and production activity in the Gulf of Mexico and reduced demand for our services.

Intense competition in our industry may reduce our profitability and weaken our financial condition.

The businesses in which we operate are highly competitive. Our contracts traditionally have been awarded on a competitive bid basis, and while customers may consider, among other things, the reputation, safety record and experience of the contractor, price competition is often the primary factor in determining which qualified contractor is awarded a job. This competition has become more intense in recent years as mergers among oil and natural gas companies have reduced the number of available customers. Contract pricing is partially dependent on the supply of competing vessels. Generally, excess offshore service capacity puts downward pressure on contract rates. If other companies construct new vessels or relocate existing vessels to our markets, competition may further increase and drive down the rates we may charge our customers. We believe that the competition for contracts will continue to be intense in the foreseeable future. Our inability to compete successfully may reduce our profitability and weaken our financial condition.

If we fail to manage our growth effectively, our results of operations could be harmed.

We have a history of growing through acquisitions of companies and assets, including the acquisition of Horizon in December 2007, which significantly enhanced our pipelay and pipe burial, installation, decommissioning and salvage services capabilities. We must plan and manage our acquisitions effectively to achieve revenue growth and maintain profitability in our evolving market. If we fail to manage current and future acquisitions effectively, our results of operations could be adversely affected. Our growth has placed, and is expected to continue to place, significant demands on our personnel, management and other resources. We must continue to improve our operational, financial, management and legal/compliance information systems to keep pace with the growth of our business.

Any future acquisitions could present a number of risks, including but not limited to:

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incorrect assumptions regarding the future results of acquired operations or assets or expected cost reductions or other synergies expected to be realized as a result of acquiring operations or assets;

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failure to integrate the operations or management of any acquired operations or assets successfully and timely;

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diversion of management’s attention from existing operations or other priorities; and

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our inability to secure, on terms we find acceptable, sufficient financing that may be required for any such acquisition or investment.

Our business plan anticipates, and is based upon, our ability to successfully complete acquisitions of other businesses or assets.  Our failure to do so, or to successfully integrate our acquisitions in a timely and cost effective manner, could have an adverse effect on our business, financial condition or results of operations.

Our operations outside of the United States are subject to additional political, economic, and other uncertainties that could adversely affect our business, financial condition or results of operations, and our exposure to such risks will increase as we expand our international operations.

An element of our business strategy, as advanced through our acquisition of Horizon, is to expand the scope of our operations in international oil and natural gas producing areas such as the Middle East, Southeast Asia, the Mediterranean, Australia and Latin America. Our operations outside of the United States are subject to risks inherent in foreign operations, including but not limited to:

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political, social and economic instability;

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the loss of revenue, property and equipment from hazards such as expropriation, nationalization, war, insurrection, acts of terrorism and other political risks;

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increased operating costs;

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increases in taxes and governmental royalties;

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renegotiation or abrogation of contracts with governmental entities;

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changes in laws and policies governing operations of foreign-based companies;

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import-export quotas;

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currency restrictions and exchange rate fluctuations;

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world economic cycles;

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limited market access;

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other uncertainties arising out of foreign government sovereignty over our international operations; and

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compliance with the Foreign Corrupt Practices Act and similar laws.

In addition, laws and policies of the United States affecting foreign trade and taxation may also adversely affect our international operations.

As our international operations expand, the exposure to these risks will increase. Our business, financial condition or results of operations could be susceptible to adverse events beyond our control that may occur in the particular country or region in which we are active.

We are the subject of an agreed final judgment that prevents us from making acquisitions of certain saturation diving systems without the consent of the U.S. Department of Justice, which could adversely affect our ability to make strategic acquisitions and increase our revenues and profitability.

As part of the Acergy and Torch acquisitions in 2005, Helix entered into an agreed final judgment or consent decree with the U.S. Department of Justice, or DOJ, to address certain anti-competitive effects of the acquisitions alleged by the DOJ. The final judgment requires Helix, until January 2009, to notify the DOJ of any proposed direct or indirect acquisition of a saturation diving chamber that has been operated in the Gulf of Mexico at any time since October 1, 2002 or any interest in a company that owns or operates such a chamber. We continue to be bound by the consent decree. Since we are not able to make any acquisition of this type without obtaining the consent of the DOJ, our ability to satisfy our customers’ demands for services that require us to use saturation diving chambers and to generate revenues from these services may be limited.

We require highly skilled personnel and the loss of the services of one or more of our key employees, or our failure to attract and retain other highly qualified personnel in the future, could disrupt our operations and adversely affect our financial results.

Our continued success depends on our retention of experienced subsea and marine construction professionals at levels that will allow us to serve our business.  Our industry has lost a significant number of these professionals over the past several years for a variety of reasons, and it will be important for us to develop and implement a strategy that will allow us to retain and deploy subsea and marine construction professionals capable of performing our available work. We believe that our success and continued growth are also dependent upon our ability to attract and retain skilled personnel. Unionization or a significant increase in the wages paid by other employers could result in a reduction in our workforce, increases in the wage rates we pay, or both. If either of these events occurs for any significant period of time, our revenues and profitability could be diminished and our growth potential could be impaired.

The operation of marine vessels is risky, and we may incur losses or other liabilities that are not covered by insurance and could have a material adverse effect on our financial condition and results of operations.

Marine contracting involves a high degree of operational risk. Hazards, such as vessels sinking, grounding, colliding and sustaining damage from severe weather conditions, are inherent in marine operations. These hazards can cause personal injury or loss of life, severe damage to and destruction of property and equipment, pollution or environmental damage and suspension of operations. Damage arising from such occurrences may result in lawsuits asserting large claims. We maintain such insurance protection as we deem prudent, including maritime employer’s liability and protection and indemnity insurance which provides coverage for our liability to our employees under the Jones Act and general maritime law, as well as hull insurance on our vessels. Such insurance may not be sufficient or effective under all circumstances or against all hazards to which we may be subject. A successful claim for which we are not fully insured could have a material adverse effect on our business, financial condition or results of operations. Moreover, our ability to maintain adequate insurance in the future at rates that we consider reasonable may be limited. As a result of market conditions, premiums and deductibles for certain of our insurance policies have increased substantially and could escalate further. In some instances, certain insurance could become unavailable or available only for reduced amounts of coverage. For example, insurance carriers are now requiring broad exclusions for losses due to war risk and terrorist acts and limitations for wind storm damage. The current insurance on our vessels, in some cases, is in amounts approximating book value, which is less than replacement value. In the event of property loss due to a catastrophic marine disaster, mechanical failure or collision, insurance may not cover a substantial loss of revenues, increased costs and other liabilities, and could have a material adverse effect on our operating performance if we were to lose any of our large vessels.

Our contracting business declines in winter, and adverse weather conditions in the Gulf of Mexico can adversely affect our revenues.

Marine operations conducted in the Gulf of Mexico are typically seasonal and depend, in part, on weather conditions. Historically, we have experienced our lowest vessel utilization rates during the first quarter, and to a lesser extent during the fourth quarter, when weather conditions are least favorable for offshore exploration, development and construction activities. As is common in the industry, we typically bear the risk of delays caused by some, but not all, adverse weather conditions. Accordingly, our results in any one quarter are not necessarily indicative of annual results or continuing trends.

Our original estimates of the costs associated with our qualified turnkey projects and capital projects may be incorrect and result in reduced profitability, losses or cost over-runs on those projects.

Many of our projects are performed on a qualified turnkey basis where a defined work scope is delivered for a fixed price and extra work, which is subject to customer approval, is billed separately. The revenue, cost and gross profit realized on a turnkey contract can vary from the estimated amount because of changes in offshore job conditions, variations in labor and equipment productivity from the original estimates, and the performance of others, such as alliance partners or subcontractors. These variations and risks inherent in the marine construction business may result in our experiencing reduced profitability or losses on projects.  In addition, estimates for capital projects, including recertification costs, may be inadequate, resulting in cost over-runs, due to unknown factors associated with the work to be performed and market conditions.

We are subject to extensive federal, state, local and other laws and regulations that could adversely affect the cost, manner or feasibility of conducting our operations.

Our marine construction, intervention, inspection, maintenance and decommissioning operations are subject to extensive laws and regulations. In order to conduct our operations in compliance with these laws and regulations, we must obtain and maintain numerous permits, approvals and certificates from various federal, state and local governmental authorities. Due to adverse operating market conditions or unfavorable financing conditions, there may be occasions when certain recertification efforts may be postponed, shelving certain vessel operations temporarily, until more favorable market or cost of capital conditions arise. In addition, our costs of compliance may increase if existing laws and regulations are revised or reinterpreted, or if new laws and regulations become applicable to our operations that may, for instance, require us to obtain additional permits, approvals and certificates for proposed projects. Any actual or alleged violation of permit requirements or failure to obtain any required permit could result in restrictions or prohibitions on our operations or criminal sanctions. Alternatively, we may have to incur substantial expenditures to obtain, maintain or renew authorizations to conduct existing projects. If a project is unable to function as planned due to changing requirements or local opposition, we may suffer expensive delays, extended periods of non-operation or significant loss of value in a project. All such costs may have a negative effect on our business, financial condition or results of operations. Failure to comply with such laws and regulations, as interpreted and enforced, could have a material adverse effect on our business, financial condition or results of operations.

We may incur substantial costs and liabilities with respect to environmental, health and safety laws and regulations.

We may incur substantial costs and liabilities as a result of environmental, health and safety requirements relating to, among other things, our marine construction and intervention, inspection, maintenance and decommissioning operations. These costs and liabilities could arise under a wide range of environmental, health and safety laws, including regulations and enforcement policies, which have tended to become increasingly strict over time. Failure to comply with these laws and regulations may result in assessment of administrative, civil, and criminal penalties, imposition of cleanup and site restoration costs and liens, and the issuance of orders enjoining or limiting our current or future operations. Compliance with these laws and regulations also increases the cost of our operations and may prevent or delay the commencement or continuance of a given operation. In addition, claims for damages, including damages for natural resources, to persons or property may result from environmental and other consequences of our operations.

Strict, joint and several liability to remediate contamination may be imposed under certain environmental laws, which could cause us to become liable for, among other things, the conduct of others or for consequences of our own actions that were in compliance with all applicable laws at the time those actions were taken. New or modified environmental, health or safety laws, regulations or enforcement policies could be more stringent and impose unforeseen liabilities or significantly increase compliance costs. Therefore, the costs to comply with environmental, health or safety laws or regulations or the liabilities incurred in connection with them could significantly and adversely affect our business, financial condition or results of operations.

A possible terrorist attack or armed conflict could harm our business.

Terrorist activities, anti-terrorist efforts and other armed conflict involving the U.S. may adversely affect the U.S. and global economies and could prevent us from meeting our debt service, financial and other contractual obligations. If any of these events occur, the resulting political instability and societal disruption could reduce overall demand for our services. Oil and gas related facilities and assets, including our marine equipment, could be direct targets for terrorist attacks, and our operations could be adversely impacted if infrastructure integral to our customers’ operations is damaged or destroyed. Costs for insurance and other security may increase as a result of these threats, and some insurance coverage may become more difficult to obtain, if available at all. Our operations in international areas abroad may increase our exposure to these risks.

Risks Relating to Our Relationship with the Selling Stockholder and to our Common Stock

We have a limited operating history as an independent company and our historical financial information is not necessarily representative of the results we would have achieved as an independent publicly traded company and may not be a reliable indicator of our future results.

Our historical financial information incorporated by reference in this prospectus does not necessarily reflect the financial condition, results of operations or cash flows we would have achieved as an independent publicly traded company during the periods presented or those results we will achieve in the future. This is primarily a result of the following factors:

•

Our historical financial results reflect allocations of corporate expenses from Helix. Those allocations may be different from the comparable expenses we would have incurred had we operated as an independent publicly traded company.

•

Our working capital requirements and funding for maintenance capital expenditures, strategic investments and acquisitions have historically been part of the corporate-wide cash management program of Helix. Following our initial public offering in December 2006, we have been solely responsible for the provision of funds to finance our working capital and other cash requirements.

Helix continues to own a controlling interest in our company and the interests of Helix may conflict with those of our other stockholders, and other stockholders’ voting power may be limited.

As of August 15, 2008, Helix owned approximately 58.1% of our common stock. As long as Helix continues to own shares of our common stock representing more than 50% of the total voting power, it has the right to direct the election and removal of all members of our board of directors and to exercise a controlling influence over our business and affairs, including any determinations with respect to mergers or other business combinations involving us, or acquisition or disposition of assets, the incurrence of indebtedness by us, the issuance of any additional common stock or other equity securities by us, the repurchase or redemption of common stock or preferred stock by us and the payment of dividends by us. Similarly, Helix has the power to determine or significantly influence the outcome of matters submitted to a vote of our stockholders, including the power to prevent an acquisition or any other change in control of us. Because Helix’s interests as our controlling stockholder may differ from the interests of our other stockholders, actions taken by Helix with respect to us may not be favorable to such other stockholders.

Prior to the completion of our initial public offering, we entered into a Master Agreement, a Corporate Services Agreement and a number of other agreements with Helix setting forth various matters governing our relationship with Helix as long as it owns 50% or more of our common stock. These agreements govern our relationship with Helix and allow Helix to retain control over, among other things, the provision of corporate services to us and our ability to make certain acquisitions or to merge or consolidate or to sell all or substantially all our assets. The rights of Helix under these agreements may allow Helix to delay or prevent an acquisition of us that our other stockholders may consider favorable. We will not be able to terminate these agreements or amend them in a manner we deem more favorable so long as Helix continues to own shares of our common stock representing more than 50% of the total voting power of our common stock.

Conflicts of interest may arise between Helix and us that could be resolved in a manner unfavorable to us.

Questions relating to conflicts of interest may arise between Helix and us in a number of areas relating to our past and ongoing relationships. Of our six person board, one of our directors serves as a director and executive officer of Helix, and another of our directors serves as a director of Helix. For as long as Helix continues to own shares of our common stock representing more than 50% of the total voting power of our common stock, it will have the ability to direct the election and removal of all the members of our board of directors and to exercise a controlling influence over our business and affairs.

Areas in which conflicts of interest between Helix and us could arise include, but are not limited to, the following:

•

Cross directorships and stock ownership.  The ownership interests of our directors or executive officers in the common stock of Helix or service as a director of both Helix and us could create, or appear to create, conflicts of interest when directors and executive officers are faced with decisions where we and Helix have different or potentially competing interests. For example, these decisions could relate to (i) the nature, quality and cost of services rendered to us by Helix, (ii) disagreement over the desirability of a potential acquisition or other corporate opportunity, (iii) employee retention or recruiting or (iv) our dividend policy.

•

Intercompany transactions.  From time to time, Helix or its affiliates may enter into transactions with us or our subsidiaries or other affiliates. Although the terms of any such transactions will be established based upon negotiations between employees of Helix and us and subject to the approval of the independent directors on our board or a committee of disinterested directors, the terms of any such transactions may not be as favorable to us or our subsidiaries or affiliates as may otherwise be obtained from an independent third party. Under the Master Agreement, at Helix’s request, we will continue to contract vessels and related equipment owned by us to Helix at prevailing market rates.

•

Intercompany agreements.  Pursuant to agreements we entered into with Helix just prior to the time of our initial public offering, Helix provides us with certain internal audit, tax and other services. Payments for these services allow Helix to fully recover the allocated direct costs of providing these services, plus all out-of-pocket costs and expenses. In addition, we have entered into a number of intercompany agreements covering matters such as tax sharing and our responsibility for certain liabilities previously incurred by Helix for certain of its businesses. We negotiated the original terms of these agreements with Helix in the context of a parent-subsidiary relationship and not as the result of arm’s length negotiations. In addition, conflicts could arise in the interpretations of any extension or renegotiation of these agreements in the future.

If Helix engages in the same type of business we conduct or takes advantage of business opportunities that might be attractive to us, our ability to operate successfully and expand our business may be hampered.

Our amended and restated certificate of incorporation provides that, subject to any contractual provision to the contrary, Helix may:

•

engage in the same or similar business activities or lines of business as us, or

•

do business with any of our clients, customers or vendors.

In addition, the corporate opportunity policy set forth in our amended and restated certificate of incorporation addresses potential conflicts of interest between our company, on the one hand, and Helix and its officers and directors who are directors of our company, on the other hand. The policy provides that if Helix acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both Helix and us, we will be deemed to have renounced our interest in the corporate opportunity. It also provides that if one of our directors who is also a director or officer of Helix learns of a potential transaction or matter that may be a corporate opportunity for both Helix and us, we will have renounced our interest in the corporate opportunity, unless that opportunity is expressly offered to that person in writing solely in his or her capacity as our director.

If one of our directors, who also serves as a director or officer of Helix, learns of a potential transaction or matter that may be a corporate opportunity for both Helix and us, our amended and restated certificate of incorporation provides that the director will have no duty to communicate or present that corporate opportunity to us and will not be liable to us or our stockholders for breach of fiduciary duty by reason of Helix’s actions with respect to that corporate opportunity.

This policy could result in Helix independently pursuing and capitalizing upon corporate opportunities in which both we and Helix have, or may have, an interest.

Future sales or distributions of our shares by Helix could depress the market price for shares of our common stock.

Helix may sell all or part of the shares of our common stock that it owns or distribute those shares to its stockholders. Sales or distributions by Helix of a significant number of shares of our common stock in the public market or to its stockholders could adversely affect prevailing market prices for our common stock. Helix is not subject to any contractual obligation that would prohibit it from selling, spinning off, splitting off or otherwise disposing of any shares of our common stock.

We will not have control over certain tax decisions and could be liable for income taxes owed by Helix.

Prior to the closing of our initial public offering, we and certain of our subsidiaries were included in Helix’s consolidated group for U.S. federal income tax purposes. In addition, we or one or more of our subsidiaries may be included in the combined, consolidated or unitary tax returns of Helix or one or more of its subsidiaries for foreign, state and local income tax purposes. Under our Tax Matters Agreement with Helix, Helix has the right to prepare and file income tax returns that include us or our subsidiaries if Helix has any responsibility for the taxes shown on such income tax returns. The Tax Matters Agreement grants Helix the sole authority to respond to and conduct all tax proceedings (including tax audits) relating to such income tax returns. This arrangement may result in conflicts of interest between Helix and us. For example, under the Tax Matters Agreement, Helix is able to choose to contest, compromise or settle any adjustment or deficiency proposed by the relevant taxing authority in a manner that may be beneficial to Helix and detrimental to us.

We could be responsible for taxes resulting from the transfer of assets to us by Helix.

In connection with our initial public offering, Helix and its affiliates transferred to us the assets related to our business. Under the Tax Matters Agreement, Helix is generally responsible for any taxes resulting from such transfer. However, under the Tax Matters Agreement, we have agreed to be responsible for any additional taxes that may result from actions we take.

Our stock ownership by Helix, provisions in our agreements with Helix and our corporate governance documents and Delaware law may delay or prevent an acquisition of us that our other stockholders may consider favorable.

For as long as Helix continues to own shares of our common stock representing more than 50% of the total voting power of our common stock, it has the ability to control decisions regarding an acquisition of us by a third party. In addition, our amended and restated certificate of incorporation, bylaws and Delaware law contain provisions that could make it more difficult for a third party to acquire us without the consent of our board of directors. These provisions include restrictions on the ability of our stockholders to remove directors, supermajority voting requirements for stockholders to amend our organizational documents, restrictions on a classified board of directors and limitations on action by our stockholders by written consent. Some of these provisions, such as the limitation on stockholder action by written consent, only become effective once Helix no longer controls us. In addition, our board of directors has the right to issue preferred stock without stockholder approval, which could be used to dilute the stock ownership of a potential hostile acquirer. Delaware law also imposes certain restrictions on mergers and other business combinations between us and any holder of 15% or more of our outstanding voting stock. These restrictions under Delaware law do not apply to Helix until it beneficially owns less than 15% of our common stock and subsequently increases its shareholdings to once again beneficially own at least 15% of our common stock. Although we believe these provisions protect our stockholders from coercive or otherwise unfair takeover tactics and thereby provide for an opportunity to receive a higher bid by requiring potential acquirers to negotiate with our board of directors, these provisions apply even if the offer may be considered beneficial by some stockholders.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of common stock by the selling stockholder.

SELLING STOCKHOLDER

We were organized in February 2006 as a Delaware corporation to facilitate the transfer of Helix’s shallow water marine contracting business to us. Prior to that, we operated as a division of Helix. As of August 15, 2008, Helix owned approximately 58.1% of the outstanding shares of our common stock.

As long as Helix continues to own shares of our common stock representing more than 50% of the total voting power, it will have the ability to direct the election and removal of all members of our board of directors and to exercise a controlling influence over our business and affairs, including any determinations with respect to mergers or other business combinations involving our company, or acquisition or disposition of assets, the incurrence of indebtedness by us, the issuance of any additional common stock or other equity securities by us, the repurchase or redemption of common stock or preferred stock by us and the payment of dividends by us. Similarly, Helix has the power to determine or significantly influence the outcome of matters submitted to a vote of our stockholders, including the power to prevent an acquisition or any other change in control of our company. Because Helix’s interests as our controlling stockholder may differ from the interests of our other stockholders, actions taken by Helix with respect to us may not be favorable to such other stockholders.

Prior to the completion of our initial public offering, we also entered into a Master Agreement, a Corporate Services Agreement, and a number of other agreements with Helix setting forth various matters governing our relationship with Helix while it remains a significant stockholder in our company. These agreements govern our relationship with Helix and allow Helix to retain control over, among other things, the provision of corporate services to us and our ability to make certain acquisitions or to merge or consolidate or to sell all or substantially all our assets.

This prospectus relates to the resale from time to time of up to a total of 61,506,691 shares of our common stock by Helix.

The following table sets forth certain information as of August 15, 2008 regarding the beneficial ownership of common stock by the selling stockholder and the shares being offered by the selling stockholder.  Information with respect to beneficial ownership is based upon information obtained from the selling stockholder.

Name and Address of Beneficial Owner	Shares Beneficially Owned Before Offering (2)		Shares Being Offered	Shares Beneficially Owned After Offering (3)
	Number	Percent		Number	Percent

Helix Energy Solutions Group, Inc.(1)	61,506,691	58.1%	61,506,691	0	-----

___________________

 (1)

The address of Helix Energy Solutions Group, Inc. is 400 North Sam Houston Parkway East, Houston, Texas 77060.

(2)

Percentages are based on approximately 105.9 million shares of common stock that were outstanding as of August 15, 2008.

(3)

The selling stockholder has not informed us, and we do not know, when or in what amounts the selling stockholder may offer for sale the shares of common stock pursuant to this offering. The selling stockholder may choose not to sell any of the shares offered by this prospectus. Because the selling stockholder may offer all, some, or none of the shares of common stock that it owns pursuant to this offering, and because there are currently no agreements, arrangements or undertaking with respect to the sale of any of the shares of common stock, we cannot estimate the number of shares of common stock that the selling stockholder will hold after completion of the offering. For purposes of this table, we have assumed that the selling stockholder will have sold all of the shares covered by this prospectus upon the completion of the offering.

PLAN OF DISTRIBUTION

The selling stockholder may from time to time sell any or all of its shares of common stock. The selling stockholder may use any one or more of the following methods (or in any combination) from time to time:

•

through underwriters or dealers for resale to the public or to investors;

•

directly to a limited number of purchasers or to a single purchaser;

•

through agents;

•

through public or privately negotiated transactions; or

•

any other method permitted pursuant to applicable law.

If the selling stockholder sells shares of common stock through underwriters, dealers, brokers or agents, those underwriters, dealers, brokers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholder and/or the purchasers of the shares of common stock.   Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling stockholder.  The selling stockholder may agree to indemnify any dealer, broker or agent that participates in the transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The shares of common stock may be offered and sold from time to time in one or more transactions, including:

•

at a fixed price or prices, which may be changed;

•

at market prices prevailing at the time of sale;

•

at prices related to prevailing market prices;

•

at varying prices determined at the time of sale; or

•

at negotiated prices.

These offers and sales may be effected from time to time in one or more transactions:

•

on any national securities exchange or quotation service on which our common stock may be listed or quoted at the time of sale;

•

in the over-the-counter market;

•

in block transactions in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction, or in crosses, in which the same broker acts as an agent on both sides of the trade;

•

in transactions otherwise than on exchanges or services or in the over-the-counter market;

•

in ordinary brokerage transactions;

•

through the writing of options, convertible securities or other contracts or agreements to be satisfied by the delivery of shares of common stock;

•

through short sales;

•

through privately negotiated transactions;

•

through a combination of such methods; or

•

through other types of transactions.

In connection with sales of common stock or otherwise, and subject to applicable restrictions under the Securities Exchange Act of 1934 (the “Exchange Act”), including those identified below, the selling stockholder may enter into hedging transactions with broker-dealers or others, who may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholder also may transfer shares of common stock in other circumstances in which case the transferees or other successors in interest will be the selling stockholder for purposes of this prospectus. The selling stockholder may sell short the common stock in connection with establishing “put-equivalent” positions permitted under Section 16(c) of the Exchange Act, and may deliver this prospectus in connection with short sales and use the shares of common stock covered by the prospectus to cover these short sales. In addition, any shares of common stock covered by this prospectus that qualify for sale pursuant to Rule 144 or any other available exemption from registration under the Securities Act of 1933, as amended, may be sold under Rule 144 or another available exemption, rather than under this prospectus.

The selling stockholder and any broker-dealers or agents that are involved in selling the common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  To the extent the selling stockholder is a broker-dealer, it is, according to SEC interpretations, an “underwriter” within the meaning of the Securities Act.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.  In addition, the selling stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholder or any other person.  We will make copies of this prospectus available to the selling stockholder and have informed it of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the common stock offered in this prospectus has been passed upon for us by Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P., New Orleans, Louisiana.

EXPERTS

The consolidated and combined financial statements of Cal Dive International, Inc. and subsidiaries appearing in Cal Dive International, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2007, and the effectiveness of Cal Dive International, Inc.’s internal control over financial reporting as of December 31, 2007, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference.  Such consolidated and combined financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The statistical information regarding offshore drilling and completion spending incorporated by reference in this prospectus has been derived from information compiled and classified by Spears & Associates, Inc. included in Cal Dive International, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2007.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”). You may read and copy any documents we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for information on the operation of the Public Reference Room. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov.

We maintain an internet site at www.caldive.com that contains information about our business.  The information contained on our internet site or any other internet site is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and certain information we later file with the SEC will automatically update and supersede this information. You should read the information incorporated by reference because it is an important part of this prospectus. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act until this offering is completed; provided, however, that we are not incorporating by reference any information furnished under Items 2.02 or 7.01 (or corresponding information furnished under item 9.01 or included as an exhibit) of Form 8-K:

•

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2007;

•

Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008;

•

Our Current Reports on Form 8-K filed February 19, 2008, February 29, 2008, March 11, 2008, May 1, 2008 and July 31, 2008, including any amendments or reports filed for the purpose of updating such Current Reports, which are also hereby incorporated by reference;

•

The portions of our definitive Proxy Statement filed on April 8, 2008 incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2007;

•

The description of our common stock contained in our Registration Statement on Form 8-A, filed on December 11, 2006, which incorporates by reference the description of our common stock included in our Registration Statement on Form S-1 (Registration No. 333-134609), initially filed on May 31, 2006, including any amendments or reports filed for the purpose of updating such description, which is also incorporated by reference herein.

•

All documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the registration statement and prior to the effectiveness of the registration statement and after the date of this prospectus and prior to the termination of the offering.

Any document, and any statement contained in a document, incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is incorporated or deemed incorporated by reference herein, modifies or supersedes such document or statement.  Any such document or statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

At your request, we will provide you with a free copy of these filings.  You may request copies by writing or telephoning us at:

Cal Dive International, Inc.

2500 CityWest Blvd., Suite 2200

Houston, Texas 77042

Attn:  Lisa M. Buchanan

Phone:  (713) 361-2600

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. This prospectus is not an offer of our common stock in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.

  Other Expenses of Issuance and Distribution

The fees and expenses payable by the selling stockholder in connection with the issuance and distribution of the securities of Cal Dive International, Inc. (the “Company”) registered hereunder are as follows:

*SEC registration fee	$ 24,246
**Legal fees and expenses	30,000
**Accounting fees and expenses	25,000
**Printing expenses	5,000
**Miscellaneous	3,254
Total	$ 87,500

*  Previously paid in connection with the initial filing of this registration statement on December 18, 2007

**  Estimated

Item 15.  Indemnification of Directors and Officers

Section 145 of the General Corporation Law of Delaware empowers us to indemnify, subject to the standards prescribed in that section, any person in connection with any action, suit or proceeding brought or threatened by reason of the fact that the person is or was our director, officer, employee or agent. Article IX of our amended and restated certificate of incorporation provides that our company shall indemnify any person who is or was a director, officer, employee or agent of our company, to the fullest extent authorized by law. In addition, Section 6.9 of our amended and restated bylaws provides that we shall defend and indemnify each person who was or is made a party to, or is threatened to be made a party to, or is otherwise involved in, any action, suit, or proceeding by reason of the fact that the person is or was our director, officer, employee or agent. However, the director, officer, agent or employee of our company will not be entitled to indemnification if the claim is one brought by the director, officer, agent or employee, and the action is not approved by our board of directors.

The rights conferred by Article IX of our amended and restated certificate of incorporation and Section 6.9 of our amended and restated bylaws are contractual rights and include the right to be paid by us the expenses incurred in defending the action, suit or proceeding in advance of its final disposition.

Article IX of our amended and restated certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages resulting from breaches of their fiduciary duty as directors except to the extent that it is not permitted under the General Corporation Law of the State of Delaware at the time of the alleged breach.

We have entered into indemnity agreements with each of our directors and executive officers, pursuant to which we agree under certain circumstances to purchase and maintain directors’ and officers’ liability insurance, unless such insurance is not reasonably available or, in the reasonable judgment of our board of directors, there is insufficient benefit to us from such insurance. The agreements also provide that we will indemnify each director and executive officer against any costs and expenses, judgments, settlements and fines incurred in connection with any claim involving him by reason of his position as director or officer that are in excess of the coverage provided by any such insurance, provided that he meets certain standards of conduct.

The Master Agreement dated December 8, 2006, by and between Helix and us, provides for indemnification by us of Helix and its directors, officers and employees for certain liabilities, including liabilities under the Securities Act.

We maintain directors and officers liability insurance for the benefit of our directors and officers.

Item 16.  Exhibits

Exhibit Number

Description of Document

2.1

Agreement and Plan of Merger, dated as of June 11, 2007, by and among Cal Dive International, Inc., Cal Dive Acquisition LLC and Horizon Offshore, Inc. (incorporated by reference from our Current Report on Form 8-K filed June 12, 2007).

4.1

Specimen Common Stock certificate (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-1 (File No. 333-134609), initially filed on May 31, 2006, as amended).

4.2

Registration Rights Agreement, dated as of December 14, 2006 by and among Cal Dive International, Inc. and Helix Energy Solutions Group, Inc. (incorporated by reference to Exhibit 10.3 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, filed on March 1, 2007).

5.1*

Opinion of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P., regarding legality of the shares of common stock being registered.

23.1*

Consent of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P. (included in Exhibit 5.1).

23.2

Consent of Ernst & Young LLP.

23.3

Consent of Spears & Associates, Inc.

24.1*

Power of Attorney.

*  Previously filed.

Item 17.  Undertakings

(a)

The registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)

To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)

If the registrant is relying on Rule 430B:

(A)

Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)

If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)

Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)

Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)

Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(d)

The registrant hereby undertakes that:

(1)

For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of the registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)

For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Pre-effective Amendment No. 1 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on August 25, 2008.

CAL DIVE INTERNATIONAL, INC.

By:	/s/ Quinn J. Hébert *
Quinn J. Hébert Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Pre-effective Amendment No.1 to registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ Quinn J. Hébert * Quinn J. Hébert	President and Chief Executive Officer (Principal Executive Officer), Director	August 25, 2008
/s/ G. Kregg Lunsford * G. Kregg Lunsford	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	August 25, 2008
/s/ Owen E. Kratz * Owen E. Kratz	Director	August 25, 2008
/s/ William L. Transier * William L. Transier	Director	August 25, 2008
/s/ Todd A. Dittmann * Todd A. Dittmann	Director	August 25, 2008
/s/ David E. Preng * David E. Preng	Director	August 25, 2008
/s/ John T. Mills * John T. Mills	Director	August 25, 2008
*By: /s/ Lisa M. Buchanan Lisa M. Buchanan, as Attorney-in-fact

EXHIBIT INDEX

Exhibit Number

Description of Document

2.1

Agreement and Plan of Merger, dated as of June 11, 2007, by and among Cal Dive International, Inc., Cal Dive Acquisition LLC and Horizon Offshore, Inc. (incorporated by reference from our Current Report on Form 8-K filed June 12, 2007).

4.1

Specimen Common Stock certificate (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-1 (File No. 333-134609), initially filed on May 31, 2006, as amended).

4.2

Registration Rights Agreement, dated as of December 14, 2006 by and among Cal Dive International, Inc. and Helix Energy Solutions Group, Inc. (incorporated by reference to Exhibit 10.3 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, filed on March 1, 2007).

5.1*

Opinion of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P., regarding legality of the shares of common stock being registered.

23.1*

Consent of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P. (included in Exhibit 5.1).

23.2

Consent of Ernst & Young LLP.

23.3

Consent of Spears & Associates, Inc.

24.1*

Power of Attorney.

*  Previously filed.